Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of the Effective Date between Crossroads Systems Inc., a Delaware corporation (the “Company”), and Richard K. Coleman, Jr., an individual currently residing at 43 Glenmoor Drive, Cherry Hills Village, CO 80113 (“Employee”).

PART ONE - DEFINITIONS

Definitions. For purposes of this Agreement, the following definitions will be in effect:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the entity specified, where control may be by management authority, contract or equity interest.

“Board” means the Board of Directors of the Company.

“Change of Control” shall be deemed to take place if hereafter (i) the Company is not the surviving entity in any merger, share exchange, or consolidation (or survives only as a subsidiary of an entity), (ii) the Company sells, leases, or exchanges, or agrees to sell, lease, or exchange, all or substantially all of its assets to any other person or entity, (iii) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power), or (iv), as a result of or in connection with a contested election of directors, the persons who were directors of the Company before such election will cease to constitute a majority of the Board; provided, however, that a Change of Control will not include (A) any reorganization, merger, consolidation, sale, lease, exchange, or similar transaction, which involves solely the Company and one or more entities wholly-owned, directly or indirectly, by the Company immediately prior to such event or (B) the consummation of any transaction or series of integrated transactions immediately following which the record holders of the voting stock of the Company immediately prior to such transaction or series of transactions continue to hold 50% or more of the voting stock (based upon voting power) of (1) any entity that owns, directly or indirectly, the stock of the Company, (2) any entity with which the Company has merged, or (3) any entity that owns an entity with which the Company has merged.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury regulations and administrative guidance promulgated thereunder.

“Company” means Crossroads Systems Inc., a Delaware corporation and all of its subsidiaries.

“Compensation Committee” means the Compensation Committee of the Board.

“Effective Date” shall mean May 8, 2013.

“Employee” means Richard K. Coleman, Jr.

“Employment Period” means the period beginning on the Effective Date and ending on the last day of the last Term pursuant to Section 4.

“Termination for Cause” shall mean the Company’s termination of Employee’s employment for any of the following reasons: (i) Employee’s commission of any act of fraud, embezzlement or dishonesty, (ii) Employee’s unauthorized use or disclosure of any confidential information or trade secrets of the Company, (iii) any intentional misconduct by Employee, whether by omission or commission, which has an adverse effect upon the Company’s business or affairs as determined in the sole discretion of the Company’s Board of Directors, (iv) Employee’s breach of Employee’s Confidentiality, Proprietary Information and Inventions Agreement (the “PIIA”) with the Company, or (v) Employee’s continued failure to perform the major duties, functions and responsibilities of Employee’s position after written notice from the Company identifying the deficiencies in Employee’s performance and a reasonable cure period of not less than thirty (30) days.

PART TWO - TERMS AND CONDITIONS OF EMPLOYMENT

The following terms and conditions will govern Employee's employment with the Company throughout the Employment Period and will also, to the extent expressly indicated below, remain in effect following Employee's cessation of employment with the Company.

1. Employment and Duties. During the Employment Period, Employee will serve on an interim basis as the President and Chief Executive Officer of the Company and will report to the Board. Employee will have such duties and responsibilities as are commensurate with such position and such other duties and responsibilities commensurate with such position as are from time to time assigned to Employee by the Board (or a committee thereof). Employee’s duties and responsibilities will include without limitation the authority to hire and fire employees. During the Employment Period, Employee will devote his full business time, energy and skill to the performance of his duties and responsibilities hereunder, provided the foregoing will not prevent Employee from (a) serving as a non-executive director on the board of directors of non-profit organizations and other companies, (b) participating in charitable, civic, educational, professional, community or industry affairs or (c) managing his and his family’s personal investments; provided such activities individually or in the aggregate do not interfere or conflict with Employee’s duties and responsibilities hereunder, violate applicable law, or create a potential business or fiduciary conflict. Employee’s principal place of business will be at the Company’s offices in Austin, Texas, with Employee working remotely as business permits.

2. Terms of Employment. The Company hereby employs the Employee, and the Employee hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement.

3. Service as Director. As of the Effective Date, Employee is serving as a member of the Board. For as long as Employee shall continue to serve as a member of the Board, he shall stand for re-election to such position at each annual meeting of the Company’s stockholders. Employee’s failure to be re-elected to the Board, in and of itself, shall not constitute a termination of this Agreement, nor shall it entitle Employee to any severance benefits. Pursuant to the Company’s policies, for the duration of this Agreement, Employee will fulfill his duties as a director without additional compensation. This Agreement shall not in any way be construed or interpreted so as to affect adversely or otherwise impair the right of the Company or the stockholders to remove the Employee from the Board at any time in accordance with the provisions of applicable law.

4. Term. The term of this Agreement shall run for a period of from the Effective Date through January 31, 2014 (such period, the “Initial Term”), and may be terminated earlier as contemplated by Section 9A. Thereafter, this Agreement shall renew for successive one-month terms (each, a “Term”) unless the Board or Employee provides thirty days’ advance notice of an intent not to renew this Agreement.

5. Compensation; Performance Bonus.

A. Employee's base salary will be paid at the rate of $22,916.67 monthly ($275,000 annualized) for the Initial Term and for any subsequent Term under Section 4. Employee's base salary may be increased by the Compensation Committee and/or Board in their sole discretion, but shall not be decreased without Employee’s consent.

B. Employee's base salary will be paid at periodic intervals in accordance with the Company's normal payroll practices for salaried employees.

C. Employee will be eligible for a quarterly performance bonus at the end of each fiscal quarter during the Initial Term and each subsequent Term, under Section 4, with a target value of $50,000.00 per fiscal quarter, a maximum of $75,000.00 per fiscal quarter and a minimum of $25,000.00 per fiscal quarter, which bonus is to be based upon satisfaction of certain performance objectives. The performance objectives for this quarterly performance bonus will be developed promptly for the fiscal quarters in the Initial Term, and periodically by the Compensation Committee for any subsequent Terms; and the Compensation Committee (or its Chairman) will meet and consult with the Employee regarding the performance objectives by which the incentive bonus will be measured (which objectives will be finally determined by the Compensation Committee in its discretion). The performance objectives for the quarterly performance bonuses payable for fiscal quarters in the Initial Term are expected to be based upon objectives such as (i) monetization of various parts of the Company’s intellectual property portfolio over specified time frames, (ii) cash position and/or cash flow and/or (iii) net income, profit or other earnings and operating performance measures. In the event that the Compensation Committee, in its sole discretion, determines that the performance bonus criteria have not been satisfied in full for a fiscal quarter in the Initial Term or for any subsequent Term, the performance bonus can be earned on a partial basis as determined by the Compensation Committee in its sole discretion, subject to the above-referenced minimum amounts. Except as contemplated by the following sentence, Employee must be employed by the Company on the last day of a fiscal quarter in order to be eligible to receive a performance bonus for such quarter. In the event of a Change of Control, (i) the performance criteria for the performance bonus the fiscal quarter in which such Change of Control occurs will be deemed to have been achieved at the target value of the performance bonus for that fiscal quarter and (ii) the performance bonus for the fiscal quarter in which such Change of Control occurs will be paid on the date of the closing of the transaction that gives rise to the Change of Control. Following each fiscal quarter, the Compensation Committee will use good faith efforts to make each quarterly bonus determination promptly after the information relevant to such quarterly bonus (such as Company financial results, if relevant to the determination of bonus amounts) becomes available to the Compensation Committee, which shall in any event be within sixty (60) days of the end of such fiscal quarter. All bonuses payable to Employee hereunder will be paid on the next regular payroll date following the determination by the Compensation Committee of the level of achievement of the bonus objectives (provided, that if such determination is made with two business days of a regular payroll date, then such bonus will be paid on the following regular payment date). All bonuses pursuant to this paragraph are subject to final approval by the Compensation Committee. Notwithstanding the foregoing, any performance bonus for the Company’s fiscal quarter ended July 31, 2013 will be pro-rated to reflect the fact that Employee was employed as Interim President and Chief Executive Officer for eighty-three (83) days of such fiscal quarter.

D. The Company will deduct and withhold, from the compensation payable and benefits provided to Employee hereunder, any and all applicable federal, state, local and other taxes and any other amounts required to be deducted or withheld by the Company under applicable statute or regulation.

E. To the extent that any compensation paid or payable pursuant to this Agreement is considered “incentive-based compensation” within the meaning and subject to the requirements of Section 10D of the Exchange Act, such compensation shall be subject to potential forfeiture or recovery by the Company in accordance with any compensation recovery policy adopted by the Board or any committee thereof in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s common stock is then listed.  This Agreement may be unilaterally amended by the Company to comply with any such compensation recovery policy. In addition, cash amounts paid and Company securities issued pursuant to this Agreement as “incentive-based compensation” are subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of fraud; misconduct; breach of the agreements to which Employee is currently or hereafter becomes a party; or other conduct by Employee that the Board determines is detrimental to the business or reputation of the Company and its subsidiaries, including facts and circumstances discovered after termination of employment.

6. Equity Compensation.

A. Promptly upon the first day of the Company’s open trading window following the end of each fiscal quarter following the Effective Date or on such date following the end of a fiscal quarter that shall be in accordance with any equity award policy adopted by the Board or the Compensation Committee, the Company will grant Employee stock options under its 2010 Stock Incentive Plan (the “2010 Stock Plan”) to purchase a total of 75,000 shares of the Company’s common stock in the Company at an exercise price equal to the fair market value of the Company’s common stock as determined in accordance with the 2010 Stock Plan (the “Quarterly Options”). Each option grant will vest immediately and become immediately exercisable. The Quarterly Options shall expire on, and shall not be exercisable after, a date that is not later than the tenth anniversary of the date of grant (the “Final Exercise Date”). Notwithstanding the foregoing, Employee’s grant of Quarterly Options for the Company’s fiscal quarter ended July 31, 2013 will consist of options to purchase 68,407 shares of common stock of the Company (which amount is pro-rated to reflect the fact that Employee was employed as Interim President and Chief Executive Officer for eighty-three (83) days of such fiscal quarter).

B. Employee will be eligible for additional option grants as determined by the Board or the Compensation Committee in their sole discretion.

C. Notwithstanding anything in this Agreement to the contrary, the Quarterly Options and the grants and terms thereof shall be subject in all respects to the terms of the 2010 Stock Plan, as it may be amended from time to time, and this Agreement shall not amend or be deemed to amend the Company’s 2010 Stock Plan.

7. Expense Reimbursement; Fringe Benefits; Paid Time Off (PTO).

A. Employee will be entitled to reimbursement from the Company for (i) all reasonable temporary living expenses associated with his residence in or around Austin, TX, (ii) Employee’s regular travel between Austin, TX and his place of residence in the USA, (iii) car rental and associated expenses, including fuel, or mileage while in Austin, TX, and (iv) customary, ordinary and necessary business expenses incurred by Employee in the performance of Employee's duties hereunder, provided that Employee’s entitlement to such reimbursements shall be conditioned upon Employee’s provision to the Company of vouchers, receipts and other substantiation of such expenses in accordance with Company policies.

B. During the Employment Period, Employee will be eligible to participate in any group life insurance plan, group medical and/or dental insurance plan, accidental death and dismemberment plan, short-term disability program and other employee benefit plans, including profit sharing plans, cafeteria benefit programs and stock purchase and option plans, which are made available to executives of the Company and for which Employee qualifies under the terms of such plan or plans. If Employee so elects, he may be paid the cash equivalent of Company paid family medical benefits in lieu of participating in Company’s defined benefit plan. Payment will be made monthly and submitted on Employee’s expense report.

C. Employee will accrue paid time off (“PTO”) benefits at a rate of 6.15 hours per pay period during the Initial Term and any subsequent Term of the Employment Period in accordance with and subject to Company policy in effect for executive officers. In the event of the renewal of the term of this Agreement, any unused PTO shall roll over to the next Term.

8. Employee Covenants.

A. Moonlighting. During the Employment Period, except as permitted by Section 1, Employee will not directly or indirectly, whether for Employee's own account or as an employee, director, consultant or advisor, provide services to any business enterprise other than the Company, unless otherwise authorized by the Board in writing.

B. Transition and Other Assistance. During the 30 days following the termination of the Employment Period, Employee will take all actions the Company may reasonably request to maintain the Company’s business, goodwill and business relationships and to assist with transition matters, all at Company expense. In addition, upon the receipt of notice from the Company (including outside counsel), during the Employment Period and thereafter, Employee will respond and provide information with regard to matters in which he has knowledge as a result of his employment with the Company, and will provide assistance to the Company and its representatives in the defense or prosecution of any claims that may be made by or against the Company, to the extent that such claims may relate to the period of Employee’s employment with the Company, all at Company expense. During the Employment Period and thereafter, Employee shall promptly inform the Company if he becomes aware of any lawsuits involving such claims that may be filed or threatened against the Company. During the Employment Period and thereafter, Employee shall also promptly inform the Company (to the extent he is legally permitted to do so) if he is asked to assist in any investigation of the Company (or its actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company with respect to such investigation, and will not do so unless legally required. The Company will pay Employee at a rate of $350 per hour, plus reasonable expenses, in connection with any actions requested by the Company under this paragraph following any termination of Employee’s employment, with such amounts being paid to Employee at periodic intervals in accordance with the Company's normal payroll practices for salaried employees. Employee’s obligations under this paragraph shall be subject to the Company's reasonable cooperation in scheduling in light of Employee’s other obligations.

C. Other Agreements Between Employee and Company. Nothing herein shall be deemed to modify or waive the Company’s and Employee’s rights and obligations under Employee’s PIIA or Employee’s Indemnity Agreement, each signed by Employee and each incorporated herein by this reference

D. Survival of Provisions. The obligations contained in this Section 8 will survive the termination of Employee’s employment with the Company and will be fully enforceable thereafter.

9. Termination of Employment.

A. General. Employee’s employment with the Company is “at-will” and may be terminated at any time by either Employee or the Company for any reason (or no reason) in accordance with this Agreement, which will also result in the Term ending, by the party seeking to terminate Employee’s employment providing written notice of such termination to the other party; provided, however, that in the event that Employee gives notice of termination to the Company, the Company may, in its sole discretion, make such termination effective earlier than any notice date.

B. Death and Permanent Disability. Upon Employee’s death or permanent disability during the Employment Period, the employment relationship created pursuant to this Agreement will immediately terminate, the Term will end and amounts will only be payable under this Agreement as specified in this Section 9. Should Employee's employment with the Company terminate by reason of Employee's death or permanent disability during the Employment Period, only the unpaid base salary earned by Employee pursuant to Section 5A for services rendered through the date of Employee's death or permanent disability, as applicable, the accrued but unused and unpaid PTO earned under Section 7C through the date of Employee’s death or permanent disability, and the limited death, disability, and/or income continuation benefits provided under Section 7B, if any, will be payable in accordance with the terms of the plans pursuant to which such limited death or disability benefits are provided. No portion of the performance bonus for the fiscal quarter in which Employee’s death or permanent disability occurs shall be paid. For purposes of this Agreement, Employee will be deemed “permanently disabled” if Employee is so characterized pursuant to the terms of the Company's disability policies or programs applicable to Employee from time to time, or if no such policy is applicable, if the Compensation Committee determines, in its sole discretion, that Employee is unable to perform the essential functions of Employee's duties for physical or mental reasons for thirty (30) consecutive days.

C. Termination for Cause. The Company may at any time during the Employment Period, upon written notice summarizing with reasonable specificity the basis for the Termination for Cause, terminate Employee's employment hereunder for any act qualifying as a Termination for Cause. Such termination will be effective immediately upon such notice.

D. Resignations from Other Positions. Upon any termination of Employee’s employment, Employee will immediately resign from (1) all officer or other positions of the Company and (2) all fiduciary positions (including as trustee) Employee then holds with respect to any employee benefit plans or trusts established, maintainted or sponsored by the Company or by any of its Affiliates.

E. Payment of Accrued Amounts. Upon any termination of Employee’s employment for any reason (or no reason), including Employee’s resignation from his position or upon the expiration of the Term, the Company will have no obligations to Employee under this Agreement other than to pay or provide, to the extent not theretofore paid or provided, (1) any accrued and unpaid base salary earned through the date of Employee’s termination of employment, payable in accordance with the Company’s normal payroll practices, (2) except in the event of a Termination for Cause, any accrued but unpaid quarterly performance bonus pursuant to Section 5C, provided that Employee was employed by the Company on the last day of the fiscal quarter to which such bonus relates as specified in Section 5C, (3) except in the event of a Termination for Cause, any Quarterly Option grant pursuant to 6A that has not yet been granted to Employee, provided that Employee was employed by the Company on the last day of the fiscal quarter to which such Quarterly Option grant relates as specified in Section 6A, (4) any accrued but unused and unpaid PTO under Section 7C in accordance with Company policy, (5) reimbursement for any unreimbursed business and entertainment expenses incurred through the date of Employee’s termination of employment in accordance with Company policy, and (6) any other amounts and benefits to which Employee is entitled to receive under law or under any employee benefit plan or program, or equity plan or grant payable or otherwise provided in accordance with the terms and provisions of such plans, programs, equity plan and grants.

F. Options Upon Termination. Upon termination of Employee’s employment for any reason and subject to the terms of the Company’s 2010 Stock Incentive Plan, as it may be amended from time to time, including by reason of Employee’s death or permanent disability, any portion of any options held by the Employee that are not then vested will immediately be forfeited and expire for no consideration and the remainder of such options will remain exercisable for twelve months thereafter (with the understanding that any options that are intended to be incentive stock options shall thereupon be disqualified from such treatment); provided, that any portion of the options held by Employee immediately prior to Employee’s death, to the extent then exercisable, will remain exercisable for one year following Employee’s death; and further provided, that in no event shall any portion of the options be exercisable after the Final Exercise Date.

10. Section 409A of the Code.

A. General. This Agreement shall be interpreted and applied in all circumstances in a manner that is consistent with the intent of the parties that, to the extent applicable, amounts earned and payable pursuant to this Agreement shall constitute short-term deferrals exempt from the application of Section 409A of the Code and, if not exempt, that amounts earned and payable pursuant to this Agreement shall not be subject to the premature income recognition or adverse tax provisions of Section 409A of the Code.

B. Specified Employee. In the event any one or more amounts payable under this Agreement constitute a “deferral of compensation” and become payable on account of the “separation from service” (as determined pursuant to Section 409A of the Code) of Employee and if as such date Employee is a “specified employee” (as determined pursuant to Section 409A of the Code), such amounts shall not be paid to Employee before the earlier of (i) the first day of the seventh calendar month beginning after the date of Employee’s “separation from service” or (ii) the date of Employee’s death following such “separation from service.” Where there is more than one such amount, each shall be considered a separate payment and all such amounts that would otherwise be payable prior to the date specified in the preceding sentence shall be accumulated (without interest) and paid together on the date specified in the preceding sentence.

C. Separate Payments. For purposes of Section 409A of the Code, each payment or amount due under this Agreement shall be considered a separate payment, and Employee’s entitlement to a series of payments under this Plan is to be treated as an entitlement to a series of separate payments.

D. Reimbursements. Any reimbursement to which Employee is entitled pursuant to this Agreement that would constitute nonqualified deferred compensation subject to Section 409A of the Code shall be subject to the following additional rules:  (i) no reimbursement of any such expense shall affect Employee’s right to reimbursement of any other such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, not later than the end of the calendar year following the calendar year in which the expense was incurred; (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit; and (iv) the right to reimbursement of expenses incurred kind shall terminate one year after the end of the Employment Period.

11. No Guarantee of Tax Consequences. The Board, the Compensation Committee, the Company and its Affiliates, officers and employees make no commitment or guarantee to Employee that any federal, state, local or other tax treatment will apply or be available to Employee or any other person eligible for compensation or benefits under this Agreement and assume no liability whatsoever for the tax consequences to Employee or to any other person eligible for compensation or benefits under this Agreement.

12. Choice of Law. The provisions of this Agreement will be construed and interpreted under the laws of the State of Delaware, excluding such jurisdiction’s conflict of laws principles.

13. Entire Agreement; Severability; Amendments. This Agreement and the agreements referenced herein contain the entire agreement of the parties relating to the subject matter hereof, and supercede in their entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The provisions of this Agreement shall be deemed severable and, if any provision is found to be illegal, invalid or unenforceable for any reason, (a) the provision will be amended automatically to the minimum extent necessary to cure the illegality or invalidity and permit enforcement and (b) the illegality, invalidity or unenforceability will not affect the legality, validity or enforceability of the other provisions hereof. No amendments, alterations or modifications of this Agreement will be valid unless made in writing and signed by Employee and the Chairman of the Board, the Chairman of the Compensation Committee, or another director authorized by the Compensation Committee.

14. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

15. Representations and Warranties by Employee. Employee represents and warrants to the Company that: (a) Employee has the legal right to enter into this Agreement and to perform all of the obligations on Employee’s part to be performed hereunder in accordance with its terms; (b) Employee is not a party to any contract, agreement or understanding, written or oral, which could prevent Employee from entering into this Agreement or performing all of his duties and responsibilities hereunder; and (c) Employee is not a party to any agreement containing any non-competition, non-solicitation, confidentiality or other restrictions on Employee’s activities. Employee further represents and warrants to the Company that, to the best of his knowledge, information and belief, Employee is not aware of any action taken by Employee (or any failure to act) that could form the basis for a breach of fiduciary duty or related claim against Employee by any current or former employer.

16. Assignment. Notwithstanding anything else herein, this Agreement is personal to Employee and neither this Agreement nor any rights hereunder may be assigned by Employee. The Company may assign this Agreement to an affiliate or to any acquiror of all or substantially all of the business and/or assets of the Company, in which case the term “Company” will mean such affiliate or acquiror. This Agreement will inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties.

17. Arbitration. Employee agrees that all disagreements, disputes and controversies between Employee and the Company arising under or in connection with this Agreement will be settled by arbitration conducted before a single arbitrator mutually agreed to by the Company and Employee, sitting in Austin, Texas or such other location agreed to by Employee and the Company, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect; provided, however, that if the Company and Employee are unable to agree on a single arbitrator within 30 days of the demand by another party for arbitration, an arbitrator will be designated by the Texas Office of the American Arbitration Association. The determination of the arbitrator will set forth in writing findings of fact and conclusions of law upon which the determination was based, and will be final and binding on Employee and the Company. Each party waives right to trial by jury and further review or appeal of the arbitrator’s ruling. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. The arbitrator will, in its award, allocate between the parties the costs of arbitration, including the arbitrator’s fees and expenses, in such proportions as the arbitrator deems just. Each party shall pay its own attorneys' fees and expenses in connection with any such arbitration.

18. Counterparts, Facsimile. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. To the maximum extent permitted by applicable law, this Agreement may be executed via facsimile.

19. Notices. Any notice required to be given under this Agreement shall be deemed sufficient, if in writing, and sent by certified mail, return receipt requested, via overnight courier, or hand delivered to the Company at 11000 North MoPac Expressway, Austin, Texas 78759, Attn: Chairman of the Compensation Committee and Chief Financial Officer, and to Employee at the most recent address reflected in the Company's permanent records.

20. Legal Costs. The Company shall bear all legal costs and expenses incurred in the event the Company should contest or dispute the characterization of any amounts paid pursuant to this Agreement as being nondeductible under Section 280G of the Code or subject to imposition of an excise tax under Section 4999 of the Code.

Signature page follows.

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement on August 2, 2013, but effective as of the Effective Date.

CROSSROADS SYSTEMS, INC.	Richard K. Coleman, Jr.

By: /s/ Jeffrey E. Eberwein	/s/ Richard K. Coleman, Jr.

Name: Jeffrey E. Eberwein

Title: Chairman of the Board of Directors

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